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                                                                 Exhibit 4.3(a)




                                  AMENDMENT TO
                  AMENDED AND RESTATED ENRON OIL & GAS COMPANY
                                1994 STOCK PLAN



         WHEREAS, ENRON OIL & GAS COMPANY (the "Company") has heretofore adopted and maintains the Amended and Restated Enron Oil & Gas Company 1994 Stock Plan (the "Plan"); and

         WHEREAS, the Company desires to amend the Plan (a) to provide for the increase in the number of shares available for grant, and (b) to revise the definition of "retirement";

         NOW, THEREFORE the plan is amended as follows:

         A. Section 3.1 (i) is hereby rescinded and amended in its entirety to read as follows:

                 "(i) Calculation of Number of Shares Available. The number of shares available for granting Awards under the Plan shall be six million (6,000,000) Shares, subject to adjustment as provided in Section 3.2"

         B. Section 10 (q) is hereby rescinded and amended in its entirety to read as follows:

                 "(q) "Retirement" shall mean with respect to an Employee of the Company or one of its subsidiaries, after attainment of age 55 with at least 5 years of service, the Employee's termination of employment and eligibility to receive benefits under the Enron Corp. Retirement Plan."


         AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.

Date effective as of December 12, 1995.

ATTEST:                                ENRON OIL & GAS COMPANY


/s/ ANGUS H. DAVIS                     /s/ J. CHRIS BRYAN
________________________               ________________________
    Angus H. Davis                         J. Chris Bryan
    Vice President, Communications         Vice President, Administration &
      and Corporate Secretary                Human Resources